Exhibit 23.1

KPMG LLP
Suite 1100
1000 Walnut Street
Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2023, with respect to the consolidated financial statements of Cingulate, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

November 15, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.